CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Norio Farm-in Partner Announced

September 4th 2003 — Tbilisi, Georgia — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, OTCBB: GUSH) today announced that its subsidiary, CanArgo Norio Limited (“CanArgo Norio”), has signed a Farm-In agreement (the “Agreement”) relating to the Norio (Block XIC) and North Kumisi Production Sharing Agreement in the Republic of Georgia (“the PSA”) with a wholly owned subsidiary of Georgian Oil, the Georgian State Oil Company (“Georgian Oil”).

CanArgo Norio had previously been in negotiations with a large third party energy company to farm-in to Norio, but Georgian Oil have exercised their pre-emption right under the PSA.

The Agreement, which is subject to Georgian regulatory approval, obligates Georgian Oil to pay up to US$ 2.0 million to complete the MK-72 well on the Norio prospect in return for a 15% interest in the contractor share of the PSA. Georgian Oil will also have an option (the “Option”) exercisable for a limited period after completion of the well, to increase its interest to 50% of the contractor share of the PSA by the payment to CanArgo Norio of US$ 6.5 million.

The Block XIC (Norio) & North Kumisi PSA area covers and area of some 1,520 square kilometres just to the north of Tbilisi. Immediately to the south and east of Norio lie the Samgori, Patardzeuli and Ninotsminda oil fields, together responsible for around 200 MMbbl of oil production. The Norio Block represents a continuation of the same proven petroleum system to the north. The area covered by the Norio PSA includes exploration targets at several stratigraphic levels, including the Cretaceous, Middle Eocene, Upper Eocene to Oligocene and Middle Miocene. Seismic data acquired in late 2000 led to the identification of two large undrilled prospects in the Paleogene sequence, the larger one of which is being tested by the MK72 Well. The structure is approximately the same size as the nearby Samgori Field. The well is cased at a depth of 2,932 metres ready to drill the last section to the prognosed reservoir at approximately 4,200 metres. Planned total depth is 5,000 metres.

CanArgo currently owns an effective 64.2% interest in the contractor share of the PSA through CanArgo Norio. The initial stage of the Georgian Oil farm-in would reduce

CanArgo’s effective interest in the PSA to 54.5%. However CanArgo have concluded a deal coincident with and conditional upon the Georgian Oil farm-in to purchase some of the minority interests in CanArgo Norio by a share swap for shares in CanArgo. Through this CanArgo will acquire an additional 10.8% interest in CanArgo Norio, approximately maintaining its effective interest in the PSA after the first stage of the Georgian Oil farm-in at 63.7% by issuing 6 million restricted shares to the minority interest holders in CanArgo Norio. In the event that Georgian Oil exercise the Option and pay the required $6.5 million, CanArgo (which should receive some $4.8 million of this payment with its current interest) would receive a further $1.2 million, resulting in a total payment to CanArgo of approximately $6 million. If this happens CanArgo would issue a further 3 million restricted shares to the minority interest holders. As well as the PSA, CanArgo Norio also owns 100% of the contractor interest in the recently signed Block XIG and XIH (“Mtshketa”) Production Sharing Contract. Georgian Oil are not currently farming in to Mtshketa contract, which will remain solely with CanArgo Norio.

CanArgo Chairman and CEO Dr. David Robson commented, “We are very pleased to have signed a significant deal to progress the Norio prospect, which is adjacent to our Ninotsminda Field. Georgian Oil knows the potential of this prospect and this agreement with them marks a significant achievement for the Company. We believe the Norio Block has excellent prospects with high flow rates having been achieved on the Block, and these funds will help us finish the MK72 well. We have also managed to maintain our interest in this PSA, even with the Georgian Oil farm-in.”

Gia Makahradze, General Director of Georgian Oil, commented, “Georgian Oil consider the Norio PSA to be the most interesting exploration project in Georgia and are very pleased to be participating in this project as an investor working with CanArgo.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia, Ukraine and the Caspian Sea. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company can not give assurance that the results will be attained.

CanArgo Energy Corporation
Julian Hammond

Tel:	+44 1481 729980
Fax	+44 1481 729982
Mobile:	+44 7740 576139
e-mail:	info@canargo.com